                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant |_|  Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|      Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|_|      Definitive Proxy Statement

|_|      Definitive Additional Materials

|X|      Soliciting Material Pursuant to ss.240.14a-12

                              DELCATH SYSTEMS, INC.
                              ---------------------
                (Name of Registrant as Specified In Its Charter)

                            LADDCAP VALUE PARTNERS LP
                            -------------------------
         (Name(s) of Person(s) Filing Proxy Statement, if other than the
                                  Registrant)

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                  applies: N/A

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                  computed pursuant to Exchange Act Rule 0-11 (Set forth the
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                            LADDCAP VALUE PARTNERS LP
                           650 FIFTH AVENUE, SUITE 600
                            NEW YORK, NEW YORK 10019
                                 (212) 259-2070


May 25, 2006

Dear Fellow Delcath Stockholders:

         We are Delcath Systems, Inc.'s largest stockholder, owning more than 2,000,000 shares, which represents over 10% of the outstanding stock. We own more Delcath shares than all of Delcath's directors and officers combined.

         For more than a year, we have been trying to engage in a meaningful dialogue with Delcath's board and management to explore various ways that we can work with Delcath in enhancing value for all stockholders. To our surprise, Delcath's Board and its President, Mr. M.S. Koly, have effectively rejected our efforts.

         Because of Delcath's and Mr. Koly's refusal to engage in a meaningful dialogue, we felt that we were left with no choice but to publicly state our opinions concerning Delcath via alternate means (the cost of which will be borne exclusively by us) and to solicit WITHHOLD votes against Mark Corigliano and Victor Nevins, the directors currently standing for reelection at Delcath's annual meeting. Additionally, we are soliciting SUPPORT FOR our stockholder proposal that Delcath retain a nationally recognized investment banking and/or merger advisory firm.

         To assist you in understanding our position, outlined in this letter are some of the events and facts that have led us to question the direction that Delcath is taking and the people who are leading it.

         LACK OF RELEVANT EXPERIENCE BY THE NOMINEES FOR DELCATH'S BOARD
         ---------------------------------------------------------------

         According to Delcath, it is

                  a development stage company.... [whose] objectives are to
                  establish the use of the Delcath system as the standard technique for delivering chemotherapy agents to the liver and to expand the Delcath technology so that it may be used in the treatment of other liver diseases and of [other] cancers.

         As a development stage public company, we believe that Delcath should have independent board members who have experience with development stage public companies and/or the medical device industry that are able to provide expertise, guidance and oversight. In our opinion, a review of the credentials of Messrs. Corigliano and Nevins, as published by Delcath in its proxy statement, both of whom were nominated for reelection by Delcath's existing board of directors to serve until 2009, supports our contention:

         Mark A. Corigliano, 42, ..... has been Managing Director of Coast
         Cypress Associates, a company that designs and implements microcomputer systems. Since 1993, he has served as Officer and Manager of Special Projects for DC Associates, a restaurant management organization located in New York City. Mr. Corigliano also serves as Treasurer of Rolls Royce Owners' Club, a non-profit organization with 8,500 members worldwide.

         Victor Nevins, 84, ..... has been Chief Executive Officer of Max
         Abramson Enterprises, a medium size conglomerate headquartered in Flushing, New York. He also is a licensed real estate broker and, since 1962, has been the owner of Victor Nevins Realty. He currently is a Director and past President of the Flushing Chamber of Commerce and a Director of the Flushing Merchants Association.

Messrs. Corigliano and Nevins have experience in microcomputers, restaurant management, and real estate, hardly the credentials that we believe are needed to enhance the value of Delcath. Underscoring the need for independent board members who have experience with development stage public companies and/or the medical device industry, the three-year terms for Messrs. Corigliano and Nevins will likely coincide with a critical period in Delcath's development.

         WE ARE GOING TO WITHHOLD OUR VOTE FOR THE REELECTION OF MARK CORIGLIANO AND VICTOR NEVINS, THE TWO DIRECTORS WHO ARE STANDING FOR REELECTION FOR TERMS THROUGH 2009 AT DELCATH'S ANNUAL MEETING, AND WE RECOMMEND ALL LIKE MINDED STOCKHOLDERS DO THE SAME. ON THE LAST PAGE OF THIS LETTER, PLEASE FIND IMPORTANT INFORMATION CONCERNING VOTING PROCEDURES FOR YOUR DELCATH SHARES.

 LACK OF EFFECTIVE OVERSIGHT BY DELCATH'S BOARD - KOLY'S ROLLS-ROYCE LITIGATION
 ------------------------------------------------------------------------------

         Delcath and its President, Mr. Koly, are co-plaintiffs in a lawsuit pending in the United States District Court for the District of Connecticut (Case No.: 305 CV 1281 (JCH)). According to the complaint, Mr. Koly, Mr. Corigliano, and the defendant are all members of the Rolls-Royce Owners Club, and certain libelous and slanderous statements were made in connection with internal Rolls-Royce club operations. Mr. Koly, in the complaint, as amended, states that his "BUSINESS AND PROFESSIONAL REPUTATION HAS BEEN SEVER[E]LY AND PERMANENTLY INJURED, AND [THAT HE] HAS SUFFERED HUMILIATION, ANXIETY, AND MENTAL ANGUISH."

         Additionally, Mr. Koly in the complaint states that "DELCATH HAS LOST STANDING IN THE COMMUNITY, WHICH HAS DAMAGED DELCATH'S ABILITY TO SECURE FUTURE INVESTORS AND INVESTMENT CAPITAL." We believe that the lawsuit and the statements in the complaint concerning Mr. Koly's current incapacity and the impact of Mr. Koly's and Mr. Corigliano's personal membership in the Rolls-Royce Owners Club upon Delcath are troubling.

         We think that all Delcath stockholders should be concerned that Delcath is being lead by a person, who by his own statements in the complaint, says that his, "business and professional reputation has been sever[e]ly and permanently injured" and who continues to suffer from "extreme mental anguish." While we certainly do not wish any ill-will towards Mr. Koly, in light of his self-proclaimed diminished capacity, we think that he should either voluntarily step aside or the board should re-evaluate his current capacity to serve and take appropriate action.

         Additionally, we are troubled that Mr. Koly's and Mr. Corigliano's personal activities, being members in a luxury car enthusiasts club, have so negatively affected Delcath in that Delcath's ability to "secure future investors and investment capital" has been negatively impacted.

         Moreover, the Rolls-Royce litigation concerns us as a stockholder because:

   o Delcath has not disclosed the litigation to its stockholders. Mr. Koly has stated that Delcath's ability to secure future investment capital has been damaged, yet neither Mr. Koly nor Delcath's board has caused this material information to be disclosed to Delcath's stockholders.

   o We are concerned that Delcath's treasury may be funding what ostensibly appears to be a personal lawsuit by Mr. Koly. We believe that the board should disclose to the stockholders the costs of this lawsuit and the arrangement between Mr. Koly and Delcath, if any, to fund the prosecution of the Rolls-Royce litigation.

         In our opinion, this litigation is an example of the board's lack of effective independent oversight of Delcath. We believe that Delcath's board has not properly served the interests of Delcath's stockholders by allowing Mr. Koly's Rolls-Royce litigation to continue without so much as disclosure to Delcath's stockholders.

         It might also be of interest to you that Delcath recently refused to provide any information to us about this lawsuit, claiming that such request was "part of [Laddcap's] ongoing efforts to harass Delcath." We question Delcath's motives in refusing to furnish the requested information about Delcath and its use of resources in light of the statements made in the complaint.

         WE ARE GOING TO WITHHOLD OUR VOTE FOR THE REELECTION OF MARK CORIGLIANO AND VICTOR NEVINS, THE TWO DIRECTORS WHO ARE STANDING FOR REELECTION FOR TERMS THROUGH 2009 AT DELCATH'S ANNUAL MEETING, AND WE RECOMMEND ALL LIKE MINDED STOCKHOLDERS DO THE SAME. ON THE LAST PAGE OF THIS LETTER, PLEASE FIND IMPORTANT INFORMATION CONCERNING VOTING PROCEDURES FOR YOUR DELCATH SHARES.

   LACK OF EFFECTIVE OVERSIGHT BY DELCATH'S BOARD - THE $5,000 BONUS PAYMENTS
   --------------------------------------------------------------------------

         According to Delcath's current proxy, each of the "independent" directors, Messrs. Corigliano, Isdaner and Nevins "received a bonus of $5,000 that was paid in 2004" for unspecified "services." This $5,000 cash bonus was IN ADDITION to the fees and expense reimbursements to which Messrs. Corigliano, Isdaner and Nevins were entitled.

         We think that the payment of cash bonuses to "independent" directors for unspecified "services" is extremely unusual especially in light of the fact that Messrs. Corigliano, Isdaner and Nevins have already been compensated for the services they have rendered to Delcath. Moreover, we believe that the payment of cash bonuses to "independent" directors in the same year that Delcath LOST over $3,000,000 is troubling and inappropriate.

         WE ARE GOING TO WITHHOLD OUR VOTE FOR THE REELECTION OF MARK CORIGLIANO AND VICTOR NEVINS, THE TWO DIRECTORS WHO ARE STANDING FOR REELECTION FOR TERMS THROUGH 2009 AT DELCATH'S ANNUAL MEETING, AND WE RECOMMEND ALL LIKE MINDED STOCKHOLDERS DO THE SAME. ON THE LAST PAGE OF THIS LETTER, PLEASE FIND IMPORTANT INFORMATION CONCERNING VOTING PROCEDURES FOR YOUR DELCATH SHARES.

                        SUPPORT FOR STOCKHOLDER PROPOSAL
                        --------------------------------

         We are soliciting support for our stockholder proposal, which recommends to Delcath's board that it retain a nationally recognized investment banking and/or merger advisory firm.

         We believe that Delcath's board lacks any material independent experience regarding development stage public companies and/or the medical device industry. As stated above, the two directors standing for reelection this upcoming annual meeting have zero discernable or stated experience with development stage public companies or with the medical device industry. Unfortunately, the third independent director, Daniel Isdaner, also has a lack of stated experience in these areas. As published by Delcath in its proxy statement:

         Daniel Isdaner, 41, ..... is the current owner and director of Camp
         Mataponi, Inc., a children's residential summer camp located in Naples, Maine. Camp Mataponi is responsible for 350 children and 150 employees. In addition to Camp Mataponi, Mr. Isdaner serves as one of the directors of Anchor Commercial Bank located in Juno Beach, Florida where he is involved with the audit, compliance and loan committees. [Anchor Commercial Bank is a private retail bank in Florida with one branch].

         We think it is appropriate that Delcath avail itself of true expertise. We submitted a stockholder proposal that asked Delcath to do just that. However, as with our requests to participate in a dialogue with management, Delcath has rejected the proposal. We think that gaining the perspective of qualified financial and medical device industry professionals would provide Delcath's directors with information and options that it otherwise would not be provided. In our view, Delcath can only benefit from such advice.

         Moreover, the stockholder proposal does not compel the board to sell or merge Delcath now or at any time in the future. In contrast, approval of the stockholder proposal merely allows Delcath and the board to be provided with expert advice from one of the many highly regarded investment banking firms with expertise with development stage public companies and/or the medical device industry. In our experience, the cost/benefit ratio of retaining such a firm will manifest itself in many ways including more favorable capital raising opportunities, more visibility with research analysts, and more visibility within the medical device industry.

         WE ARE GOING TO VOTE FOR PROPOSAL # 2 AND URGE ALL LIKE MINDED STOCKHOLDERS TO DO THE SAME. ON THE LAST PAGE OF THIS LETTER, PLEASE FIND IMPORTANT INFORMATION CONCERNING VOTING PROCEDURES FOR YOUR DELCATH SHARES.

         In connection with our solicitation, we expect to file a preliminary proxy statement with the Securities and Exchange Commission ("SEC"). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain a free copy of the preliminary proxy statement when it becomes available with the SEC at the SEC's website at www.sec.gov. The preliminary proxy statement when it becomes available may also be obtained free of charge from our offices at the address set forth above.

         Laddcap Value Partners LP ("Laddcap"), its affiliates their respective partners, members, officers and employees and Robert Ladd (collectively, the "Laddcap Participants") may be deemed to be participants in the solicitation of Delcath's stockholders. Information about the Laddcap Participants is set forth in a Schedule 13D, as amended which has been filed with the SEC. Information about Delcath and its directors and executive officers, and their ownership of Delcath securities, is set forth in the proxy statement for the 2006 Annual Meeting of Shareholders of Delcath, which was filed with the SEC on April 24, 2006.


Sincerely,


LADDCAP VALUE PARTNERS LP



By: /s/ Robert Ladd
   ------------------------------------------------------
   Robert Ladd, in his capacity as the managing member of
   Laddcap Value Associates LLC, the general partner of
   Laddcap Value Partners LP

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                          YOUR VOTE IS VERY IMPORTANT!

--------------------------------------------------------------------------------

o Please vote to WITHHOLD your votes from Delcath's two nominees, Mark Corigliano and Victor Nevins on Delcath's proxy card today.

o        Please vote FOR Proposal #2 on Delcath's proxy card today.

o Even if you have previously voted on Delcath's proxy card, you still have every right to change your vote. But you must act quickly. Please remember - only your LATEST DATED PROXY will determine how your shares are to be voted at the Annual Meeting.

o If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and instruct them to vote WITHHOLD on the Delcath's two nominees and to vote FOR Proposal #2 on the Delcath's proxy card ASAP.

o If you have a copy of the Voting Instruction Form that was sent to you by your bank or broker, you can change your vote by calling the toll-free number on that form or by using the Internet instructions also located on the Voting Instruction Form.

--------------------------------------------------------------------------------

         If you have questions or need assistance in voting your shares, please call:

                             The Altman Group, Inc.
                            Toll Free: (800) 581-5375
              Banks and Brokerage Firms please call: (201) 806-7300